Exhibit 10.9

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

THIS CONVERTIBLE PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 10 HEREOF, AND EACH HOLDER OF THIS CONVERTIBLE PROMISSORY NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS THEREOF.

CONVERTIBLE PROMISSORY NOTE

«Amount»	March _____, 2020

Los Altos, CA

For value received RenovoRx, Inc., a Delaware corporation (“Payor”), promises to pay to «Name» or its assigns (“Holder”) the principal sum of $«Amount» (the “Principal Amount”) with simple interest on the outstanding principal amount at the rate of five percent (5%) per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of three hundred sixty-five days (365) days for the actual number of days elapsed.

1. Purchase Agreement. This note (the “Note”) is issued as part of a series of similar notes (collectively, the “Notes”) issued or issuable pursuant to the terms of that certain Note Purchase Agreement, dated March ___, 2020, as it may be amended from time to time (the “Agreement”) to the persons and entities listed on the Schedule of Purchasers thereof (collectively, the “Holders”). Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2. Application of Payments. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments under this Note shall be applied first to accrued interest, and thereafter to principal.

3. Conversion Prior to Maturity; Maturity.

(a) Maturity Date; Automatic Conversion upon a Qualified Financing. In the event that Payor issues and sells shares of its Equity Securities (as defined hereinafter) on or before March 31, 2021 (the “Maturity Date”), which shall be subject to extension as provided in Section 3(c) hereof, in an equity financing with total proceeds to Payor of not less than ten million dollars ($10,000,000) (excluding the conversion of this Note, the other Notes and conversion or cancellation of other indebtedness) (a “Qualified Financing”), then the outstanding principal balance and any unpaid accrued interest on this Note shall automatically convert in whole without any further action by the Holder into such Equity Securities sold in the Qualified Financing at a conversion price equal to eighty percent (80%) of the price per share paid by the investors purchasing such Equity Securities in the Qualified Financing (other than the Holders). For purposes of this Note, “Equity Securities” shall mean Payor’s Preferred Stock or any securities conferring the right to purchase Payor’s Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), Payor’s Preferred Stock (excluding the Notes), in each case issued in the Qualified Financing, as the case may be, following the date hereof, except that such defined term shall not include any security granted, issued and/or sold by Payor to any employee, director or consultant in such capacity. In connection with the conversion of this Note into Equity Securities, the Payor and Holder shall further enter into such other agreements which the Payor enters into with the other investors in the Qualified Financing in which the Notes convert into Equity Securities.

(b) Treatment upon Change of Control. Notwithstanding the above, if the Payor consummates a Change of Control (as defined below) prior to a Qualified Financing, the Payor shall repay Holder in cash an amount equal to the greater of (a) two times (2x) the entire outstanding principal balance of this Note or (b) the amount Holder would receive if this Note had converted into shares of the Payor’s Series B Preferred Stock immediately prior to the consummation of such Change of Control, at a conversion price per share equal to the Series B Original Issue Price (as such term is defined in the Payor’s Amended and Restated Certificate of Incorporation). For purposes of this Note, a “Change of Control” shall mean (i) a consolidation or merger of the Payor with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Payor immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Payor is a party in which in excess of fifty percent (50%) of the Payor’s voting power is transferred; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Payor or any successor or indebtedness of the Payor is cancelled or converted or a combination thereof.

(c) Due on Maturity Date. Unless this Note has been converted in accordance with the terms of paragraphs (a) or (b) above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable upon written demand by the Requisite Holders at any time on or after the Maturity Date; provided, however, the Maturity Date may be extended with the mutual consent of the Payor and the Requisite Holders.

4. Fractional Shares. No fractional shares of the Payor’s capital stock will be issued upon conversion of this Note. In lieu of any fractional shares to which Holder would otherwise be entitled, the Payor will pay to Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.

5. Prepayment. Payor may not prepay this Note prior to the Maturity Date unless approved in writing by the mutual consent of the Payor and the Requisite Holders.

6. Attorneys’ Fees. In the event of any default hereunder, Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

7. Events of Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Requisite Holders and upon written notice to the Payor (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) Payor shall default in its performance of any covenant under the Agreement;

(c) Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

8. Waiver of Demand. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

9. Governing Law. This Note shall be governed by construed and under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

10. Subordination. The indebtedness evidenced by this Note is unsecured and subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (a) indebtedness of the Payor to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates, which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

11. Amendment. Any term of this Note may be amended or waived with the written consent of Payor and the Requisite Holders. Upon any such waiver or amendment in conformance with this Section 11, Payor shall promptly give written notice thereof to the other Holders of the Notes who have not previously consented thereto in writing.

12. Transfer. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Subject to the limitations of Section 4.4 of the Agreement, this Note may be transferred only upon its surrender to Payor for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Payor. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of Payor’s obligation to pay such interest and principal.

13. Notices. All notices required or permitted hereunder shall be given in accordance with Section 6.5 of the Agreement.

[Signature Page Follows]

In Witness Whereof, Payor has executed this Convertible Promissory Note as of the date first written above.

Payor:

RenovoRx, Inc.

By:
Shaun R. Bagai
Chief Executive Officer

Address: 4546 El Camino Real, #203
Los Altos, CA 94022